Exhibit No. 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in The Huntington Funds’ Statement of Additional Information dated April 30, 2013 on Form N-1A (which includes the Huntington Fixed Income Securities Fund and Huntington Mortgage Securities Fund), which was filed with the Securities and Exchange Commission in Post-Effective Amendment No. 91 (File No. 33-11095), and is incorporated by reference in the Statement of Additional Information included in this Registration Statement on Form N-14 of Federated Total Return Series, Inc. (which includes the Federated Total Return Bond Fund and Federated Mortgage Fund).

We further consent to the reference to our firm under the caption “Financial Highlights” included in the Prospectus/Proxy Statement and the incorporation by reference of our report dated February 26, 2014 on the financial statements and financial highlights of the Huntington Fixed Income Securities Fund and Huntington Mortgage Securities Fund included in The Huntington Funds’ Annual Report to Shareholders for the year ended December 31, 2013 which is also incorporated by reference in the Statement of Additional Information and Prospectus/Proxy Statement, included in this Registration Statement on Form N-14 of Federated Total Return Series, Inc., including the Federated Total Return Bond Fund and Federated Mortgage Fund.

/s/ ERNST & YOUNG LLP

Columbus, OH

March 14, 2014